Exhibit 99.1

For Information: Scott Lamb Telephone: (713) 332-4751	April 21, 2004

KAISER ALUMINUM ANNOUNCES RUSAL AS SUCCESSFUL BIDDER FOR ALPART INTERESTS

     HOUSTON, Texas, April 21, 2004 — Kaiser Aluminum announced that RUSAL was the successful bidder for Kaiser’s interests in and related to Alpart, a partnership that owns bauxite mining operations and an alumina refinery in Jamaica, with an offer providing a base purchase price of $295 million prior to certain adjustments.

     Kaiser made the determination in consultation with the Unsecured Creditors Committee and others at the conclusion of yesterday’s auction, which had been ordered by the U.S. Bankruptcy Court for the District of Delaware.

     Kaiser’s agreement to sell its interests in Alpart is subject to the conditions cited below. Kaiser expects the Court to rule on the agreement on April 26. The company has targeted a closing date on the transaction near the end of the second quarter of 2004.

     As previously disclosed, under Alpart’s existing partnership arrangement, Hydro Aluminium a.s., which currently owns the remaining 35% of Alpart, retains the right — for 30 days following Kaiser’s receipt of Court approval of any sale transaction — to elect to purchase Kaiser’s interests at the price specified in any agreement approved by the Court.

     As discussed more fully in its Form 10-K for 2003, Kaiser is working with the lenders under its Post-Petition Credit Agreement to obtain an amendment to the Credit Agreement that, among other things, would permit the sale of the company’s interests in and related to Alpart.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

F-982

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware and by the lenders under Kaiser’s Post-Petition Credit Agreement, as well as the satisfaction of the other conditions (including certain conditions related to the Government of Jamaica) contained in the definitive documentation providing for the sale. As a result, no assurance can be given as to whether or when the sale will occur.